Exhibit 10.65
INTER-TEL, INCORPORATED
NON-EMPLOYEE DIRECTOR NON-QUALIFED DEFERRED COMPENSATION PLAN

PREAMBLE
     This Inter-Tel, Incorporated Non-Employee Director Non-Qualified Deferred Compensation Plan is adopted by Inter-Tel, Incorporated for the benefit of non-employee members of its Board of Directors, effective as of October 14, 2005 (the “Effective Date”). The purpose of the Plan is to provide supplemental retirement income and to permit eligible Participants the option to defer receipt of Compensation, pursuant to the terms of the Plan. The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and is intended to comply with Section 409A of the Internal Revenue Code. Participants shall have the status of unsecured creditors of Inter-Tel, Incorporated with respect to the payment of Plan benefits.

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ARTICLE I
Definitions
     1.1 Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
          (a) “Account” means an account established on the books of the Company for the purpose of recording amounts credited or debited on behalf of a Participant.
          (b) “Administrator” means the Company, or the Committee, if one has been designated by such Company.
          (c) “Beneficiary” means the person or persons entitled under Section 6.4 to receive benefits under the Plan upon the death of a Participant.
          (d) “Change of Control” means a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined in the most recent version of proposed or final Treasury regulations promulgated under Code Section 409A.
          (e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (f) “Committee” means the Compensation Committee of the Board of Directors. The Compensation Committee shall interpret and administer this Plan and take such other actions as may be specified herein.
          (g) “Company” means Inter-Tel, Incorporated and any successors and assigns unless otherwise provided herein.
          (h) “Compensation” means all cash retainers and stipends and cash Board or committee meeting fees, excluding expense reimbursements.
          (i) “Deferral Contributions” means, for each Participant, the amount deferred pursuant to Section 3.1 hereof.
          (j) “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
          (k) “Domestic Relations Order” means a court order that qualifies as a domestic relations order under Code Section 414(p)(1)(B).

          (l) “Eligible Participant” means any Non-Employee Director.
          (m) “Entry Date” means January 1 or, for new Non-Employee Directors who are Eligible Participants for the first time, the first day of the next Company fiscal quarter following their becoming a Non-Employee Director; provided, however, that such new Non-Employee Director’s deferral election must be submitted no later than 30 days following their becoming a newly eligible Non-Employee Director.
          (n) “ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.
          (o) “Non-Employee Director” means a member of the Board whom is not an Employee.
          (p) “Participant” means any Director or beneficiary thereof who participates in the Plan in accordance with Article 2 hereof.
          (q) “Plan” means this Inter-Tel, Incorporated Non-Employee Director Non-Qualified Deferred Compensation Plan.
          (r) “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.
          (s) “Separation from Service” means a separation from service as defined in the most recent version of proposed or final Treasury regulations promulgated under Code Section 409A.
          (t) “Specified Employee” means a “key employee” as such term is defined in Code Section 416(i) without regard to paragraph five (5) thereof. As of the Plan effective date, this generally includes (i) the top fifty (50) Company officers making more than $130,000 per year, (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company making more than $150,000 per year. The determination of whom is a Specified Employee shall be made on December 31 of each year and shall be effective on the following April 1.
          (u) “Trading Day” means a day upon which the major U.S. national stock exchanges are open for trading.
          (v) “Unforeseeable Emergency” means a severe financial hardship to Participant resulting from an illness or accident of Participant, the Participant’s spouse or a dependent of Participant (as defined in Section 152(a) of the Code), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.

ARTICLE II
Participation
     2.1 Date of Participation. Each Eligible Participant shall be become a Participant as of the Entry Date next following their timely filing of an election to defer Compensation in accordance with Sectio0n 3.1.
     2.2 Resumption of Participation Following Return to Service. If an Eligible Participant ceases to be such by virtue of ceasing to be a Non-Employee Director and thereafter returns as a Non-Employee Director he or she will again become an Eligible Participant as of the Entry Date following the date on which he or she re-commences service with the Company, provided he or she is an Eligible Participant and has timely filed an election to defer Compensation pursuant to Section 3.1.
     2.3 Change in Non-Employee Director Status. If any Participant becomes employed by the Company, then he or she shall continue to be a Participant until the entire amount of his or her benefit is distributed; provided, however, that the individual shall not be entitled to make Deferral Contributions during the period that he or she is not an Eligible Participant. In the event that the individual subsequently again becomes an Eligible Participant, the individual shall resume full participation in accordance with Section 3.1.
ARTICLE III
Contributions
3.1 Deferral Contributions.
          (a) Annual Open Enrollment. Prior to the beginning of each Plan Year, each Eligible Participant may elect to execute a compensation reduction agreement with the Company to reduce his Compensation by a specified percentage not exceeding 100% of their Compensation. Such agreement shall become irrevocable as of the last day of the calendar year in which it is made and shall be effective on the first day of service in the following Plan Year. Except with respect to Board Compensation payout periods that cross over from one calendar year to the next, the election shall not be effective with respect to Compensation relating to services already performed. An election once made will remain in effect for Board paydays falling in the duration of the Plan Year. Amounts credited to a Participant’s Account prior to the effective date of any new election will not be affected and will be paid in accordance with that prior election.
          (b) Newly Eligible Participants. The same rules as in Section 3.1(a) above shall also apply to individuals who become Eligible Participants for the first time, except (i) such new Eligible Participants shall have no more than thirty (30) days following their becoming eligible in which to elect to have their Compensation reduced, and (ii) the agreement shall become effective with the first day of service following the receipt of their election by the Company. Non-Employee Directors may not, however, defer quarterly fees payable on account of the Company’s fiscal quarter in which the election is made.
          (c) Year-End Cross-Over Payroll Periods. Board Compensation paydays relating to periods of service that cross-over the calendar year end shall be covered by the Participant’s deferral election in effect for the later year, consistently with the default rules under Proposed Treasury Regulation §1.409A-2(a)(11) or subsequent IRS guidance.
     3.2 Accounts. The Company shall credit an amount to the Account maintained on behalf of the Participant corresponding to the amount of said reduction. Under no circumstances may an election to defer Compensation be adopted retroactively. A Participant may not revoke an election to defer Compensation for a Plan Year during that year.
     3.3 Cancellation of Elections Due to Unforeseeable Emergency Distribution. A Participant’s deferral election shall be automatically cancelled in the event the Participant obtains an unforeseeable emergency distribution from the Plan pursuant to Section 6.2 hereof. The Participant, if still an Eligible Participant, may re-enroll in the Plan in the next open enrollment period.
ARTICLE IV
Participants’ Accounts
     4.1 Individual Accounts. The Administrator will establish and maintain an Account for each Participant which will reflect Deferral Contributions credited to the Account on behalf of the Participant.
     4.2 Accounting for Distributions. As of any date of a distribution to a Participant or a Beneficiary hereunder, the distribution to the Participant or to the Participant’s Beneficiary(ies) shall be charged to the Participant’s Account.
     4.3 Separate Accounts. A separate account under the Plan shall established and maintained to reflect the Account for each Participant.
ARTICLE V
Non-Investment of Contributions
     All amounts credited to the Accounts of Participants shall reflect the amount of deferred Compensation only. Participants shall not be permitted to invest their accounts in any real or phantom investments. Accordingly, Participant’s accounts will only be adjusted to reflect Compensation deferrals and distributions.

ARTICLE VI
Distributions
     6.1 Distributions to Participants and Beneficiaries.
          (a) Earliest Distributions
               (i) Regular Participants. In no event may a Participant’s account be distributed earlier than (i) the Participant’s Separation From Service, (ii) the Participant’s Disability, (iii) the Participant’s death, (iv) a specified time under Section 6.3 hereunder, (v) a Change in Control, (vi) the occurrence of an Unforeseeable Emergency, or (vii) to a former spouse of a Participant pursuant to a Domestic Relations Order.
               (ii) Specified Employee Participants. In no event may a Specified Employee’s account be distributed earlier than (i) six (6) months following the Specified Employee’s Separation From Service (or if earlier, the Specified Employee’s death), (ii) the Specified Employee’s Disability, (iii) the Specified Employee’s death, (iv) a specified time under Section 6.3 hereunder, (v) a Change in Control, or (vi) the occurrence of an Unforeseeable Emergency. In the event a Specified Employee’s Plan distributions are delayed due to the six-month delay requirement, the amounts otherwise payable to the Specified Employee during such period of delay shall be paid on the date that is six months and one day following Separation From Service (or, if earlier, upon the death of the Specified Employee). The Participant’s other scheduled distributions, if any, shall not be affected by the period of delay.
          (b) Lump-Sum Payments. All distributions from the Plan shall be in the form of a lump sum cash payment.
          (c) Subsequent Election to Delay or Change Form of Payment. A Participant’s initial election to receive a distribution may be delayed by filing an election, in the form required by the Administrator, at least one year in advance of the date upon which any distribution would otherwise have been made pursuant to the prior election. Such election shall not be effective for a period of one (1) year, and must delay the initial payment by a period of at least five (5) years, but may not result in the initial payment occurring more than then ten (10) years following Separation From Service. In the absence of such timely filed election, the value of such Participant’s Account shall be distributed in accordance with their previously timely filed Account election.
          (d) Lump-Sum Distribution Timing. For Participants receiving a lump-sum distribution, the value of their Account (or portion thereof specified in the Participant’s election) shall be paid in a lump-sum cash payment in the same calendar year as their triggering distribution event, or, for Specified Employees (or their estates or beneficiaries), if later, six months and one day after the date upon which they incur a Separation From Service or, if earlier, upon their death.

     6.2 Unforeseeable Emergency Distributions. With the consent of the Administrator, a Participant may withdraw up to one hundred percent (100%) of his or her Account as may be required to meet a sudden Unforeseeable Emergency of the Participant. Such distribution may only be made if the amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
     6.3 Scheduled In-Service Distribution. A Participant may elect, as provided in his or her Participant deferral election, to receive one or more scheduled in-service (i.e., commencing while serving as a Board member) distributions from their Account balance. Such in-service distributions may only be for years following the end of the calendar year to which the deferrals relate. Each scheduled in-service distribution may only be changed or postponed in accordance with Section 6.1(c) hereof. In the event a Participant incurs a Separation From Service prior to receiving a scheduled in-service payment, then the scheduled in-service distribution election shall remain in full force and effect.
     6.4 Death. Except with respect to certain in-service distributions as provided below, if a Participant dies, his or her designated Beneficiary or Beneficiaries will receive the balance of his or her Account in a lump-sum. Distribution to the Beneficiary or Beneficiaries will be made as soon as administratively practical in the month following the Administrator’s receipt of satisfactory proof of the Participant’s death.
     A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator (spousal consent to such change may be required on the form designated by the Administrator). If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.
     If upon the death of the Participant there is, in the opinion of the Administrator, no designated Beneficiary for part or all of the Participant’s Account, the amount as to which there is no designated Beneficiary will be paid to his or her surviving spouse or, if none, to his or her estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan) as soon as is practicable.
     6.5 Time of Distribution. In no event will distribution to a Participant be made later than the date specified by the Participant in his or her election to defer Compensation; provided, however, that if a Participant becomes a Specified Employee, his or her election shall be subject to the six (6) month distribution delay requirements of the Plan and Code Section 409A.
     6.6 Limitation on Distributions to Covered Employees Prior to a Change of Control. Notwithstanding any other provision of this Article VI, in the event that, prior to a Change of Control, the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the

Code, or would be a covered employee if his or her Account were distributed in accordance with his or her election, and the Administrator reasonably anticipates that Participant’s scheduled Plan distributions would cause the Company to forego an income tax deduction with respect to such distribution by virtue of Code Section 162(m), then such Participant’s distributions shall be delayed until the earlier of (i) the earliest date at which the Administrator reasonably anticipates that the Company’s deduction related to the distribution will not be limited by virtue of Code Section 162(m), or (ii) the calendar year in which the Participant undergoes a Separation From Service, subject to complying with any six (6) month distribution delay requirements of this Plan and Code Section 409A.
     6.7 Domestic Relations Order Distributions. A payment to the former spouse of a Participant may be accelerated as necessary to comply with the terms of a Domestic Relations Order.
     6.8 Tax Withholding. Payments under this Article VI shall be subject to all applicable withholding requirements for state and federal income taxes and to any other federal, state or local taxes that may be applicable to such payments.
ARTICLE VII
Special Change of Control Provisions
     7.1 No New Participants Following Change of Control. No individual may commence participation in the Plan following a Change of Control.
     7.2 No Deferrals Following a Change of Control. Deferrals shall cease as of the date of a Change of Control.
ARTICLE VIII
Amendment and Termination
     8.1 Amendment by Company. The Company reserves the authority to amend the Plan. Any such change notwithstanding, no Participant’s Account shall be reduced by such change below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Company immediately prior to the date of the change. The Company may from time to time make any amendment to the Plan that may be necessary to satisfy Code Section 409A or ERISA.
     8.2 Retroactive Amendments. An amendment made by the Company in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or approprite to enable the Plan to satisfy the applicable requirements of Code Section 409A or ERISA or to conform the Plan to any change in federal law or to any regulations or rulings thereunder.

     8.3 Plan Deferral Termination. The Company has adopted the Plan with the intention and expectation that deferrals will be permitted indefinitely. However, the Company has no obligation to maintain the Plan for any length of time and may discontinue future Compensation deferrals under the Plan in advance of any Plan Year by written notice delivered to Eligible Participants without any liability for any such discontinuance.
     8.4 Distribution upon Termination of the Plan. Upon termination of the Plan, no further Deferral Contributions or Company Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan at the time of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan, Participants’ deferral elections and the requirements of Code Section 409A.
ARTICLE IX
Miscellaneous
     9.1 Limitation of Rights. Neither the establishment of the Plan, nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Company, Administrator, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby
     9.2 Nontransferability; Domestic Relations Orders. The right of any Participant, any Beneficiary, or any other person to the payment of any benefits under this Plan shall not be assigned, transferred, pledged or encumbered; provided, however, that a Deferral Account hereunder may be transferred to a Participant’s former spouse pursuant to a Domestic Relations Order.
     9.3 Facility of Payment. In the event the Administrator determines, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit payments under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Company for the payment of benefits hereunder to such recipient.
     9.4 Governing Law. The Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the state of California.

ARTICLE X
Plan Administration
     10.1 Powers and responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to the applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:
          (a) To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
          (b) The discretionary authority to construe and interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
          (c) To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
          (d) To administer the claims and review procedures specified in Section 10.3;
          (e) To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;
          (f) To determine the person or persons to whom such benefits will be paid;
          (g) To authorize the payment of benefits;
          (h) To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;
          (i) By written instrument, to allocate and delegate its responsibilities.
     10.2 Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
     10.3 Claims and Review Procedures.
          (a) Purpose. Every Participant or Beneficiary (or his or her representative who is authorized in writing by the Claimant to act on his or her behalf) (hereinafter collectively, “Claimant”) shall be entitled to file with the Administrator (and subsequently with the individual(s) designated to review claims appealed after being initially denied by the Administrator (the “Review Panel”)) a written claim for benefits under the Plan. The Administrator and Review Panel shall each be able to establish such rules, policies and procedures, consistent with ERISA and the Plan, as it may deem necessary or appropriate in carrying out its duties and responsibilities under this Section 10.3. In the case of a denial of the claim, the Administrator or Review Panel, as applicable, shall provide the Claimant with a written or electronic notification that complies with Department of Labor Regulation Section 2520.104b-1(c)(1).
          (b) Denial of Claim. If a claim is denied by the Administrator (or its authorized representative), in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
               (i) specific reason(s) for the denial;
               (ii) reference to the specific Plan provision(s) on which the denial is based;
               (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why the material or information is necessary; and
               (iv) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review (as set forth in Section 10.4 below).
The denial notice shall be furnished to the Claimant no later than ninety (90)-days after receipt of the claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time for processing is required, then notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90)-day period. In no event shall such extension exceed a period of ninety (90)-days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
          (c) Claim Review Procedure. The Claimant may request review of the denial at any time within sixty (60) days following the date the Claimant received notice of the denial of his or her claim. The Administrator shall afford the Claimant a full and fair review of the decision denying the claim and, if so requested, shall:
               (i) provide the Claimant with the opportunity to submit written comments, documents, records and other information relating to the claim for benefits;
               (ii) provide that the Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information (other than documents, records and other information that is legally-privileged) relevant to the Claimant’s claim for benefits; and

               (iii) provide for a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
               (iv) If the claim is subsequently also denied by the Review Panel, in whole or in part, then the Claimant shall be furnished with a denial notice that shall contain the following:
               1) specific reason(s) for the denial;
               2) reference to the specific Plan provision(s) on which the denial is based; and
               3) an explanation of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following the denial on review.
               (v) The decision on review shall be issued within sixty (60) days following receipt of the request for review. The period for decision may, however, be extended up to one hundred twenty (120) days after such receipt if the Review Panel determines that special circumstances require extension. In the case of an extension, notice of the extension shall be furnished to the Claimant prior to the expiration of the initial sixty (60)-day period. In no event shall such extension exceed a period of sixty (60) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefits determination.
          (d) Special Procedure for Claims Due to Disability. To the extent an application for distribution as a result of a Disability requires the Administrator or the Review Panel, as applicable, to make a determination of Disability under the terms of the Plan, then such determination shall be subject to all of the general rules described in this Article, except as they are expressly modified by this Section.
               (i) The initial decision on the claim for a Disability distribution will be made within forty-five (45) days after the Plan receives the Claimant’s claim, unless special circumstances require additional time, in which case the Administrator will notify the Claimant before the end of the initial forty-five (45)-day period of an extension of up to thirty (30) days. If necessary, the Administrator may notify the Claimant, prior to the end of the initial thirty (30)-day extension period, of a second extension of up to thirty (30) days. If an extension is due to the Claimant’s failure to supply the necessary information, then the notice of extension will describe the additional information and the Claimant will have forty-five (45) days to provide the additional information. Moreover, the period for making the determination will be delayed from the date the notification of extension was sent out until the Claimant responds to the request for additional information. No additional extensions may be made, except with the Claimant’s voluntary consent. The contents of the notice shall be the same as described in Section 10.3(b) above. If a disability distribution claim is denied in whole or in part, then the Claimant will receive notification, as described in Section 10.3(b).

               (ii) If an internal rule, guideline, protocol or similar criterion is relied upon in making the adverse determination, then the denial notice to the Claimant will either set forth the internal rule, guideline, protocol or similar criterion, or will state that such was relied upon and will be provided free of charge to the Claimant upon request (to the extent not legally-privileged) and if the Claimant’s claim was denied based on a medical necessity or experimental treatment or similar exclusion or limit, then the Claimant will be provided a statement either explaining the decision or indicating that an explanation will be provided to the Claimant free of charge upon request.
               (iii) Any Claimant whose application for a Disability distribution is denied in whole or in part, may appeal the denial by submitting to the Review Panel a request for a review of the application within one hundred and eighty (180) days after receiving notice of the denial. The request for review shall be in the form and manner prescribed by the Review Panel. In the event of such an appeal for review, the provisions of Section 10.3(c) regarding the Claimant’s rights and responsibilities shall apply. Upon request, the Review Panel will identify any medical or vocational expert whose advice was obtained on behalf of the Review Panel in connection with the denial, without regard to whether the advice was relied upon in making the determination. The entity or individual appointed by the Review Panel to review the claim will consider the appeal de novo, without any deference to the initial denial. The review will not include any person who participated in the initial denial or who is the subordinate of a person who participated in the initial denial.
               (iv) If the initial Disability distribution denial was based in whole or in part on a medical judgment, then the Review Panel will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment, and who was neither consulted in connection with the initial determination nor is the subordinate of any person who was consulted in connection with that determination; and upon notifying the Claimant of an adverse determination on review, include in the notice either an explanation of the clinical basis for the determination, applying the terms of the Plan to the Claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.
               (v) A decision on review shall be made promptly, but not later than forty-five (45) days after receipt of a request for review, unless special circumstances require an extension of time for processing. If an extension is required, the Claimant will be notified before the end of the initial forty-five (45)-day period that an extension of time is required and the anticipated date that the review will be completed. A decision will be given as soon as possible, but not later than ninety (90) days after receipt of a request for review. The Review Panel shall give notice of its decision to the Claimant; such notice shall comply with the requirements set forth in paragraph (h) above. In addition, if the Claimant’s claim was denied based on a medical necessity or experimental treatment or similar exclusion, then the Claimant will be provided a statement explaining the decision, or a statement providing that such explanation will be furnished to the Claimant free of charge upon request. The notice shall also contain the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

     10.4 Exhaustion of Claims Procedure and Right to Bring Legal Claim. No action in law or equity shall be brought more than one (1) year after the Review Panel’s affirmation of a denial of the claim, or, if earlier, more than four (4) years after the facts or events giving rise to the Claimant’s allegation(s) or claim(s) first occurred.
     10.5 Plan’s Administrative Costs. The Company shall pay all reasonable costs and expenses (including legal, accounting, and Participant communication fees) incurred by the Administrator administering the Plan.

     IN WITNESS WHEREOF, the Company by its duly authorized officer(s), has caused this Plan to be adopted effective October 14, 2005.

INTER-TEL, INCORPORATED

By: